EXHIBIT 5.1

                            Graubard Mollen & Miller
                                600 Third Avenue
                          New York, New York 10016-2097

                                                  July 10, 2000

Level Jump Financial Group, Inc.
30 Broad Street, 28th Floor
New York, New York 10004

Dear Sirs:

         Reference is made to the Registration Statement on Form S-8 ("Registration Statement") filed by Level Jump Financial Group, Inc. ("Company"), a Florida corporation, under the Securities Act of 1933, as amended ("Act"), with respect to an aggregate of 3,550,000 shares of common stock, par value $.0025 per share ("Common Stock"), to be offered by the Company under the Company's 1999 Performance Equity Plan ("1999 Plan")and an other employee plan ("Employee Plan").

         We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in connection with the granting of future awards under the 1999 Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Florida and the certificate of incorporation and by-laws of the Company.

         Based upon the foregoing, it is our opinion that the Common Stock to be issued by the Company under the 1999 Plan, and the Employee Plan, when sold in accordance with the terms of the 1999 Plan and the Employee Plan and the individual instruments or agreements governing their terms, will be legally issued, fully paid and non-assessable, although they may be subject to contractual restrictions established by the 1999 Plan and the Employee Plan or the individual instrument or agreement.

         In giving this opinion, we have assumed that all certificates for the Company's shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                              Very truly yours,

                                              /s/ Graubard Mollen & Miller
                                              ------------------------------
                                              GRAUBARD MOLLEN & MILLER